Exhibit 99.1

PRESS RELEASE

Beazer Homes Reports First Quarter Fiscal 2020 Results
ATLANTA, January 30, 2020 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the three months ended December 31, 2019.
“We were very pleased with our first quarter results” said Allan P. Merrill, Chairman and CEO of Beazer Homes. “Increases in both home sales and gross margins reflected improved consumer demand for new homes and our efforts to drive increases in profitability and returns. These results have enhanced our visibility and confidence in reaching our Fiscal 2020 goals of generating a return on assets above 10% and a double-digit growth rate in Adjusted EBITDA.
“Longer term, our focus on delivering ‘extraordinary value at an affordable price’, principally to first time and downsizing buyers, is ideally aligned with demographics and responsive to the challenge of providing affordable new homes. We remain confident in our ability to improve profitability and returns while reducing debt below $1 billion in the years ahead.”
Beazer Homes Fiscal First Quarter 2020 Highlights and Comparison to Fiscal First Quarter 2019

•	Net income from continuing operations of $2.8 million, compared to net income from continuing operations of $7.3 million in fiscal first quarter 2019

•	Adjusted EBITDA of $29.4 million, up 9.4%

•	Homebuilding revenue of $417.4 million, up 4.1% on a 2.7% increase in home closings to 1,112 and a 1.4% increase in average selling price to $375.4 thousand

•	Homebuilding gross margin was 15.1%, flat year-over-year. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 19.8%, up 10 basis points

•	SG&A as a percentage of total revenue was 13.3%, down 20 basis points year-over-year

•	Unit orders of 1,251, up 28.2% on an increase in sales/community/month to 2.5 and an increase in average community count to 168

•	Dollar value of backlog of $732.1 million, up 23.4%

•	Unrestricted cash at quarter end was $41.3 million; total liquidity was $261.3 million

The following provides additional details on the Company's performance during the fiscal first quarter 2020:
Profitability. First quarter adjusted EBITDA of $29.4 million was up $2.5 million year-over-year. Net income from continuing operations was $2.8 million, generating diluted earnings per share of $0.09. Net income was down $4.5 million year-over-year with less income tax credits and incremental interest expense more than offsetting higher EBITDA .
Orders. Net new orders for the first quarter increased 28.2% year-over-year, to 1,251. The increase in net new orders was primarily driven by a 21.8% increase in sales/community/month to 2.5. The cancellation rate for the quarter was 14.9%, down 490 basis points year-over-year.
Homebuilding Revenue. First quarter closings rose 2.7% to 1,112 homes. Combined with a 1.4% increase in the average selling price to $375.4 thousand, homebuilding revenue was $417.4 million, up 4.1% year-over-year.
Backlog. The dollar value of homes in backlog as of December 31, 2019 increased 23.4% to $732.1 million, or 1,847 homes, compared to $593.1 million, or 1,525 homes, at the same time last year. The average selling price of homes in backlog was $396.4 thousand, up 1.9% year-over-year.
Homebuilding Gross Margin. Homebuilding gross margin (excluding impairments, abandonments and amortized interest) was 19.8% for the first quarter, up 10 basis points year-over-year.

SG&A Expenses. Selling, general and administrative expenses, as a percentage of total revenue, were 13.3% for the quarter, down 20 basis points year-over-year.
Liquidity. At the close of the first quarter, the Company had approximately $261.3 million of available liquidity, including $41.3 million of unrestricted cash and $220.0 million available on its secured revolving credit facility after accounting for borrowings.
Gatherings
The first quarter of fiscal 2020 represented another step forward for our Gatherings business. Fiscal year-over-year, Gatherings experienced an increase in sales in both actively selling communities located in Dallas and Orlando. We anticipate selling efforts to begin in two new communities in Dallas and Nashville during early calendar 2020, adding to our selling opportunities. New communities are under various stages of entitlement and development in Atlanta, Charleston, Dallas, Houston, Maryland, and Orlando, positioning Gatherings for continued growth in fiscal 2020.

Summary results for the three months ended December 31, 2019 are as follows:

	Three Months Ended December 31,
	2019	2018	Change*
New home orders, net of cancellations	1,251	976	28.2%
Orders per community per month	2.5	2.0	21.8%
Average active community count	168	160	5.2%
Actual community count at quarter-end	166	162	2.5%
Cancellation rates	14.9%	19.8%	-490 bps

Total home closings	1,112	1,083	2.7%
Average selling price (ASP) from closings (in thousands)	$375.4	$370.3	1.4%
Homebuilding revenue (in millions)	$417.4	$401.0	4.1%
Homebuilding gross margin	15.1%	15.1%	0 bps
Homebuilding gross margin, excluding impairments and abandonments (I&A)	15.1%	15.4%	-30 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	19.8%	19.7%	10 bps

Income from continuing operations before income taxes (in millions)	$2.6	$3.4	$(0.8)
Benefit from income taxes (in millions)	$(0.2)	$(3.9)	$3.7
Income from continuing operations (in millions)	$2.8	$7.3	$(4.5)
Basic income per share from continuing operations	$0.09	$0.23	$(0.14)
Diluted income per share from continuing operations	$0.09	$0.23	$(0.14)

Income from continuing operations before income taxes (in millions)	$2.6	$3.4	$(0.8)
Inventory impairments and abandonments (in millions)	$—	$1.0	$(1.0)
Income from continuing operations excluding inventory impairments and abandonments before income taxes (in millions)	$2.6	$4.4	$(1.8)
Income from continuing operations excluding inventory impairments and abandonments after income taxes (in millions)+	$2.8	$8.1	$(5.3)

Net income	$2.7	$7.3	$(4.6)

Land and land development spending (in millions)	$146.0	$121.0	$25.0

Adjusted EBITDA (in millions)	$29.4	$26.8	$2.5
LTM Adjusted EBITDA (in millions)	$182.7	$203.1	$(20.4)
* Change and totals are calculated using unrounded numbers.
+ There was no inventory impairments and abandonments for the three months ended December 31, 2019. For the three months ended December 31, 2018, inventory impairments and abandonments were tax-effected at the effective tax rate of 24.9%.
“LTM” indicates amounts for the trailing 12 months.

	As of December 31,
	2019	2018	Change
Backlog units	1,847	1,525	21.1%
Dollar value of backlog (in millions)	$732.1	$593.1	23.4%
ASP in backlog (in thousands)	$396.4	$388.9	1.9%
Land and lots controlled	19,742	23,149	(14.7)%

Conference Call
The Company will hold a conference call on January 30, 2020 at 5:00 p.m. ET to discuss these results. Interested parties may listen to the conference call and view the Company's slide presentation on the "Investor Relations" page of the Company's website, www.beazer.com. In addition, the conference call will be available by telephone at 800-475-0542 (for international callers, dial 517-308-9429). To be admitted to the call, enter the pass code “8571348.” A replay of the conference call will be available, until 10:00 PM ET on February 6, 2020 at 800-324-4696 (for international callers, dial 402-220-3856) with pass code “3740.”
Headquartered in Atlanta, Beazer Homes (NYSE: BZH) is one of the country’s largest homebuilders. Every Beazer home is designed and built to provide Surprising Performance, giving you more quality and more comfort from the moment you move in - saving you money every month. With Beazer's Choice Plans™, you can personalize your primary living areas - giving you a choice of how you want to live in the home, at no additional cost. And unlike most national homebuilders, we empower our customers to shop and compare loan options. Our Mortgage Choice program gives you the resources to easily compare multiple loan offers and choose the best lender and loan offer for you. We build our homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas, and Virginia. For more information, visit beazer.com, or check out beazer.com on Facebook, Instagram and Twitter.
This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things: (i) the cyclical nature of the homebuilding industry and a potential deterioration in homebuilding industry conditions; (ii) economic changes nationally or in local markets, changes in consumer confidence, wage levels, declines in employment levels, inflation or increases in the quantity and decreases in the price of new homes and resale homes on the market; (iii) shortages of or increased prices for labor, land or raw materials used in housing production, and the level of quality and craftsmanship provided by our subcontractors; (iv) the availability and cost of land and the risks associated with the future value of our inventory, such as asset impairment charges we took on select California assets during the second quarter of fiscal 2019; (v) factors affecting margins, such as decreased land values underlying land option agreements, increased land development costs in communities under development or delays or difficulties in implementing initiatives to reduce our production and overhead cost structure; (vi) estimates related to homes to be delivered in the future (backlog) are imprecise, as they are subject to various cancellation risks that cannot be fully controlled; (vii) increases in mortgage interest rates, increased disruption in the availability of mortgage financing, changes in tax laws or otherwise regarding the deductibility of mortgage interest expenses and real estate taxes or an increased number of foreclosures; (viii) our allocation of capital and the cost of and ability to access capital, due to factors such as limitations in the capital markets or adverse credit market conditions, and ability to otherwise meet our ongoing liquidity needs, including the impact of any downgrades of our credit ratings or reduction in our liquidity levels; (ix) our ability to reduce our outstanding indebtedness and to comply with covenants in our debt agreements or satisfy such obligations through repayment or refinancing; (x) our ability to continue to execute and complete our capital allocation plans, including our share and debt repurchase programs; (xi) increased competition or delays in reacting to changing consumer preferences in home design; (xii) natural disasters or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas; (xiii) the potential recoverability of our deferred tax assets; (xiv) potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment; (xv) the results of litigation or government proceedings and fulfillment of any related obligations; (xvi) the impact of construction defect and home warranty claims; (xvii) the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred; (xviii) the impact of information technology failures, cybersecurity issues or data security breaches; (xix) terrorist acts, natural disasters, acts of war or other factors over which the Company has little or no control; or (xx) the impact on homebuilding in key markets of governmental regulations limiting the availability of water.

Any forward-looking statement, including any statement expressing confidence regarding future outcomes, speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time-to-time, and it is not possible to predict all such factors.

CONTACT: Beazer Homes USA, Inc.

David I. Goldberg
Vice President of Treasury and Investor Relations
770-829-3700
investor.relations@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	December 31,
in thousands (except per share data)	2019	2018
Total revenue	$417,804	$402,040
Home construction and land sales expenses	354,667	340,378
Inventory impairments and abandonments	—	1,007
Gross profit	63,137	60,655
Commissions	16,065	15,737
General and administrative expenses	39,699	38,642
Depreciation and amortization	3,427	2,770
Operating income	3,946	3,506
Equity in loss of unconsolidated entities	(13)	(64)
Other expense, net	(1,340)	(42)
Income from continuing operations before income taxes	2,593	3,400
Benefit from income taxes	(211)	(3,922)
Income from continuing operations	2,804	7,322
Loss from discontinued operations, net of tax	(58)	(11)
Net income	$2,746	$7,311
Weighted average number of shares:
Basic	29,746	31,801
Diluted	30,138	32,055
Basic income per share:
Continuing operations	$0.09	$0.23
Discontinued operations	—	—
Total	$0.09	$0.23
Diluted income per share:
Continuing operations	$0.09	$0.23
Discontinued operations	—	—
Total	$0.09	$0.23

	Three Months Ended
	December 31,
Capitalized Interest in Inventory	2019	2018
Capitalized interest in inventory, beginning of period	$136,565	$144,645
Interest incurred	21,556	24,921
Capitalized interest impaired	—	(115)
Interest expense not qualified for capitalization and included as other expense	(1,442)	(242)
Capitalized interest amortized to home construction and land sales expenses	(19,669)	(17,323)
Capitalized interest in inventory, end of period	$137,010	$151,886

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

in thousands (except share and per share data)	December 31, 2019	September 30, 2019
ASSETS
Cash and cash equivalents	$41,277	$106,741
Restricted cash	18,759	16,053
Accounts receivable (net of allowance of $313 and $304, respectively)	19,439	26,395
Income tax receivable	4,612	4,935
Owned inventory	1,574,280	1,504,248
Investments in unconsolidated entities	3,930	3,962
Deferred tax assets, net	247,382	246,957
Property and equipment, net	26,623	27,421
Operating lease right-of-use assets	12,975	—
Goodwill	11,376	11,376
Other assets	7,451	9,556
Total assets	$1,968,104	$1,957,644
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$110,153	$131,152
Operating lease liabilities	$15,158	$—
Other liabilities	95,451	109,429
Total debt (net of debt issuance costs of $12,080 and $12,470, respectively)	1,208,062	1,178,309
Total liabilities	1,428,824	1,418,890
Stockholders’ equity:
Preferred stock (par value $0.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 31,383,068 issued and outstanding and 30,933,110 issued and outstanding, respectively)	31	31
Paid-in capital	852,055	854,275
Accumulated deficit	(312,806)	(315,552)
Total stockholders’ equity	539,280	538,754
Total liabilities and stockholders’ equity	$1,968,104	$1,957,644

Inventory Breakdown
Homes under construction	$580,580	$507,542
Development projects in progress	732,380	738,201
Land held for future development	28,531	28,531
Land held for sale	11,443	12,662
Capitalized interest	137,010	136,565
Model homes	84,336	80,747
Total owned inventory	$1,574,280	$1,504,248

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS

	Three Months Ended December 31,
SELECTED OPERATING DATA	2019	2018
Closings:
West region	694	601
East region	192	188
Southeast region	226	294
Total closings	1,112	1,083

New orders, net of cancellations:
West region	737	519
East region	233	201
Southeast region	281	256
Total new orders, net	1,251	976

	As of December 31,
Backlog units at end of period:	2019	2018
West region	1,025	776
East region	382	294
Southeast region	440	455
Total backlog units	1,847	1,525
Dollar value of backlog at end of period (in millions)	$732.1	$593.1

in thousands	Three Months Ended December 31,
SUPPLEMENTAL FINANCIAL DATA	2019	2018
Homebuilding revenue:
West region	$254,398	$208,944
East region	77,645	87,765
Southeast region	85,356	104,273
Total homebuilding revenue	$417,399	$400,982

Revenue:
Homebuilding	$417,399	$400,982
Land sales and other	405	1,058
Total revenue	$417,804	$402,040

Gross profit:
Homebuilding	$63,108	$60,619
Land sales and other	29	36
Total gross profit	$63,137	$60,655

Reconciliation of homebuilding gross profit and the related gross margin before impairments and abandonments and interest amortized to cost of sales to homebuilding gross profit and gross margin, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments and level of debt.

	Three Months Ended December 31,
in thousands	2019		2018
Homebuilding gross profit/margin	$63,108	15.1%	$60,619	15.1%
Inventory impairments and abandonments (I&A)	—		1,007
Homebuilding gross profit/margin before I&A	63,108	15.1%	61,626	15.4%
Interest amortized to cost of sales	19,669		17,323
Homebuilding gross profit/margin before I&A and interest amortized to cost of sales	$82,777	19.8%	$78,949	19.7%
Reconciliation of Adjusted EBITDA to total company net income (loss), the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, tax position and level of impairments. These EBITDA measures should not be considered alternatives to net income (loss) determined in accordance with GAAP as an indicator of operating performance.

	Three Months Ended December 31,		LTM Ended December 31,(a)
in thousands	2019	2018	2019	2018
Net income (loss)	$2,746	$7,311	$(84,085)	$92,883
Benefit from income taxes	(228)	(3,924)	(33,549)	(17,530)
Interest amortized to home construction and land sales expenses and capitalized interest impaired	19,669	17,438	111,172	94,075
Interest expense not qualified for capitalization	1,442	242	4,309	2,132
EBIT	23,629	21,067	(2,153)	171,560
Depreciation and amortization and stock-based compensation amortization	5,738	4,884	26,139	23,832
EBITDA	29,367	25,951	23,986	195,392
Loss on extinguishment of debt	—	—	24,920	1,935
Inventory impairments and abandonments (b)	—	892	133,819	5,430
Joint venture impairment and abandonment charges	—	—	—	341
Adjusted EBITDA	$29,367	$26,843	$182,725	$203,098

(a) “LTM” indicates amounts for the trailing 12 months.
(b) In periods during which we impaired certain of our inventory assets, capitalized interest that is impaired is included in the line above titled “Interest amortized to home construction and land sales expenses and capitalized interest impaired.”